Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree as follows:

(i)    Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

(ii)    Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date: February 6, 2025

Michael S. Dell

By:	/s/ James Williamson
Name:	James Williamson
Title:	Attorney-in-Fact

Dell Technologies Inc.

By:	/s/ Christopher A. Garcia
Name:	Christopher A. Garcia
Title:	Senior Vice President and Assistant Corporate Secretary

Dell Marketing GP L.L.C.

By:	/s/ Christopher A. Garcia
Name:	Christopher A. Garcia
Title:	Senior Vice President and Assistant Corporate Secretary

Dell Marketing L.P.

By:	Dell Marketing GP L.L.C.
Its:	General Partner

	By:	/s/ Christopher A. Garcia
	Name:	Christopher A. Garcia
	Title:	Senior Vice President and Assistant Corporate Secretary